Exhibit 10.23

TECO ENERGY, INC.

2010 EQUITY INCENTIVE PLAN

Restricted Stock Agreement

TECO Energy, Inc. (the “Company”) and                 (the “Grantee”) have entered into this Restricted Stock Agreement (the “Agreement”) dated May 4, 2011 under the Company’s 2010 Equity Incentive Plan (the “Plan”). Capitalized terms not otherwise defined herein have the meanings given to them in the Plan.

1. Grant of Restricted Stock. Pursuant to the Plan and subject to the terms and conditions set forth in this Agreement, the Company hereby grants, issues and delivers to the Grantee 3,000 shares of its Common Stock (the “Restricted Stock”).

2. Restrictions on Stock. Until the restrictions terminate under Section 3, unless otherwise determined by the Board:

(a) the Restricted Stock may not be sold, assigned, pledged or transferred by the Grantee; and

(b) all shares of Restricted Stock will be forfeited and returned to the Company if the Grantee ceases to be a Director of the Company.

3. Termination of Restrictions. The restrictions on all shares of Restricted Stock will terminate on the earliest to occur of the following events:

(a) on the first anniversary of the date of this Agreement,

(b) upon the completion of Grantee’s term on the Board after reaching the age at which reelection is not considered appropriate, as such age is specified in the Company’s Corporate Governance Guidelines, or upon a resignation from the Board under such circumstances that the Board determines in its sole discretion that the removal of restrictions is appropriate; or

(c) the Grantee’s death.

4. Rights as Shareholder. Subject to the restrictions and other limitations and conditions provided in this Agreement, the Grantee as owner of the Restricted Stock will have all the rights of a shareholder, including but not limited to the right to receive all dividends paid on, and the right to vote, such Restricted Stock.

5. Book Entry. The Restricted Stock will be registered in the name of the Grantee and held by the Company’s transfer agent in uncertificated form in a restricted account. Upon the termination of the restrictions imposed under this Agreement as to any shares of Restricted Stock held by the Company’s transfer agent hereunder, the Company will cause the unrestricted shares to be transferred electronically to Grantee’s brokerage account (or to the account of such Grantee’s legal representative, beneficiary or heir).

6. Adjustment of Terms. In the event of corporate transactions affecting the Company’s outstanding Common Stock, the Board will equitably adjust the number and kind of shares subject to this Agreement to the extent provided by the Plan.

7. Notice of Election Under Section 83(b). If the Grantee makes an election under Section 83(b) of the Internal Revenue Code of 1986, as amended, he or she will provide a copy thereof to the Company within thirty days of the filing of such election with the Internal Revenue Service.

8. The Board. Any determination by the Board under, or interpretation of the terms of, this Agreement or the Plan will be final and binding on the Grantee.

9. Limitation of Rights. The Grantee will have no right to be retained as a director of the Company by virtue of this grant of Restricted Stock.

10. Amendment. The Company may amend, modify or terminate this Agreement, including substituting another Award of the same or a different type and changing the date of realization, provided that the Grantee’s consent to such action will be required unless the action, taking into account any related action, would not adversely affect the Grantee.

11. Governing Law. This Agreement will be governed by and interpreted in accordance with the laws of Florida.

TECO ENERGY, INC.

By:	/s/ David E. Schwartz
David E. Schwartz
Secretary

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